CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Fund Service Providers" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference and use of our reports dated February 28, 2013, on the financial statements and financial highlights of American Beacon Money Market Select Fund and the American Beacon U.S. Government Money Market Select Fund as of and for the periods ended December 31, 2012, in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ Ernst & Young, LLP

Dallas, Texas

April 24, 2013